                                                FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO. 333-66126

                              PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED NOVEMBER 26, 2001)

                               GENERAL MAGIC, INC.

                        33,333,333 SHARES OF COMMON STOCK

      You should read this prospectus supplement, the accompanying base prospectus dated November 26, 2001, our prospectus supplement on Form 424(b)(2) dated as of December 3, 2002, the accompanying Amendment No. 2 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and the other documents incorporated by reference into this prospectus supplement and our base prospectus carefully before you invest. These documents contain information you should consider carefully before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

      This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

      Information in this prospectus supplement replaces any inconsistent information in the base prospectus, as amended. Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

      Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94085. Our telephone number is (408) 774-4000.

      AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8 OF THE BASE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

                           -----------------------
                           HYPERION PARTNERS CORP.
                  Hyperion Partners is not required to sell
                   any specific number or dollar amount of
                  securities but will use its best efforts
                       to sell the securities offered.
                           -----------------------

      We are offering an aggregate of 33,333,333 shares of our common stock to institutional investors and certain individuals pursuant to this prospectus supplement. The purchase price for these shares of common stock is $7,000,000 in the aggregate, or $0.21 per share.

      Our common stock is quoted on the Nasdaq National Market under the symbol "GMGC". On March 25, 2002, the last reported sales price of our common stock as quoted on the Nasdaq National Market was $0.25 per share.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is March 26, 2002.

                              RECENT DEVELOPMENTS

        Based upon the Company's current cash position and the total amount of proceeds that the Company may receive in this financing, the Company expects to receive a "going concern" opinion on its Annual Report on Form 10-K.

                                  THE OFFERING

Common stock offered in this
   prospectus...........................       33,333,333 shares

Common stock outstanding after
   the offering.........................       126,315,964 shares(1)

Use of proceeds.........................       For product development, capital
                                               expenditure, sales and marketing
                                               and for other general corporate
                                               purposes.  See "Use of Proceeds."

Nasdaq National Market symbol...........       GMGC

----------------------
(1) Based on shares outstanding as of March 21, 2002. Does not include 10,005,361 shares of common stock issuable upon exercise of outstanding options, 9,916,149 shares of common stock issuable upon conversion of outstanding preferred stock or 4,445,484 shares of common stock issuable upon exercise of outstanding warrants as of March 21, 2002.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus supplement and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

      In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "estimates," "seeks," expects," "plans," "intends," "future" and similar expressions.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

      All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement, or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

                              PLAN OF DISTRIBUTION

ISSUANCES OF SHARES OF COMMON STOCK BY US

      We engaged Hyperion Partners Corp. ("Hyperion") on November 7, 2001 to act as our non-exclusive placement agent for the offering of shares of our common stock, par value $0.001 per share, to investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such investors. This engagement is scheduled to expire on May 6, 2002, unless extended by the parties. The securities will be offered by us pursuant to prospectus supplements to our base prospectus, dated November 26, 2001, as supplemented or amended from time to time. Hyperion is not committed to purchase any of our securities, regardless of whether Hyperion does or does not successfully identify others to purchase our securities. We, in turn, are not obligated to sell any of our securities to any prospective purchaser successfully identified by Hyperion.

      Pursuant to our engagement agreement with Hyperion, Hyperion has identified 10 institutional investors and 2 individuals that will be included in this offering.

      We have agreed to pay Hyperion a cash placement fee equal to 4% of the gross proceeds to General Magic from each such sale.

      We also paid to Hyperion a $10,000 commencement bonus, and we agreed to reimburse Hyperion for certain expenses up to a maximum of $15,000.

                                TABLE OF CONTENTS

               PROSPECTUS SUPPLEMENT

                                                           Page
                                                           ----

               THE OFFERING                                3

               SPECIAL NOTE REGARDING
                     FORWARD-LOOKING STATEMENTS            3

               PLAN OF DISTRIBUTION                        4

               PROSPECTUS

                                                           Page
                                                           ----

               RECENT DEVELOPMENTS                         3

               SUMMARY                                     4

               ABOUT GENERAL MAGIC                         4

               SECURITIES TO BE OFFERED                    7

               RISK FACTORS                                8

               SPECIAL NOTE REGARDING
                     FORWARD-LOOKING STATEMENTS            19

               USE OF PROCEEDS                             19

               SELLING STOCKHOLDERS                        20

               PLAN OF DISTRIBUTION                        21

               GENERAL DESCRIPTION OF THE SECURITIES       25

               DESCRIPTION OF COMMON STOCK                 25

               DESCRIPTION OF PREFERRED STOCK              25

               DESCRIPTION OF WARRANTS                     28

               LEGAL MATTERS                               29

               EXPERTS                                     29

               WHERE YOU CAN FIND MORE INFORMATION         29